SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2001

e-MedSoft.com
(Exact name of registrant as specified in its charter)

Nevada	84-1037630

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 1-15587

1330 Marsh Landing Parkway, Suite 106
Jacksonville, Florida 32250
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (904) 543-1000

Not Applicable
(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant

     Not Applicable

Item 2. Acquisition or Disposition of Assets

     On August 6, 2001, e-MedSoft.com (the “Company”) acquired Chartwell Diversified Services Inc. (“Chartwell”), a closely held specialty healthcare services provider by means of a merger with a newly formed, wholly-owned subsidiary of the Company with and into Chartwell. In connection with this acquisition, Chartwell shareholders received 500,000 shares of the Company’s Series A convertible preferred stock $.001 par value per share (“Preferred Stock”), which are convertible into 50,000,000 shares of the Company’s $.001 par value per share common stock (“Common Stock”) and warrants (“Warrants”) to purchase an additional 20,000,000 shares of Common Stock at $4.00 per share. The Warrants are exercisable over 5 years at a maximum of 4,000,000 per year.

     Each share of Preferred Stock is automatically convertible into 100 shares of Common Stock if and when a majority of the Company’s shareholders approve the issuance of the 70,000,000 shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. It is anticipated that shareholder approval will be sought later this year. In addition, the holders of the Preferred Stock have the right and option to convert their stock if the Company’s Common Stock is removed from or is held, without any right of appeal, to be ineligible for trading on the AMEX, or successor exchange. If by February 28, 2003, a majority of the Company’s shareholders do not approve the issuance of the 70,000,000 shares and if the shares are not registered for resale, the holders of the Preferred Stock may require the Company to redeem the Preferred Stock and the Warrants for an aggregate redemption price of $90,000,000 if and to the extent the Company has funds legally available for that purpose. The Company expects that both of these conditions can be satisfied and the redemption right will not be triggered. The Preferred Stock is entitled to voting rights along with the Common Stock on all matters on the basis for 100 votes for each share of Preferred Stock, and also is entitled to participate along with the Common Stock in any dividends. The Preferred Stock has a liquidation preference of $100 per share in the event the Company liquidates and dissolves, and thereafter is entitled to participate with the Common Stock in any remaining distributions.

     Chartwell provides specialty pharmaceutical products and related services, infusion therapy, respiratory therapy, durable medical equipment and home care attendant services to more than 20,000 patients in 30 states. Through its national network of more than 40 locations, Chartwell contracts with managed care organizations, third party payers, hospitals, state agencies, physicians and other referral sources to serve patients in their homes, at local rehabilitation centers, through out patient networks aligned with hospitals and medical centers, and other non-hospital settings. Chartwell has an active payroll of approximately 6,300 full and part-time employees.

     Chartwell’s principal shareholders are also the principal shareholders of National Century Financial Enterprises (“NCFE”), a principal shareholder of the Company. This includes Donald Ayers, a member of the Board of Directors of the Company. As a result, at the Transaction Date,

NCFE and affiliates of NCFE (including employees) have approximately 38% of the voting rights of the Company’s shareholders.

Item 3. Bankruptcy or Receivership

     Not Applicable

Item 4. Changes in Registrant’s Certifying Accountant

     Not Applicable

Item 5. Other Events and Regulation FD Disclosure

     Not Applicable

Item 6. Resignations of Registrant’s Directors

     Not Applicable

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Businesses Acquired. The financial statements of Chartwell Diversified Services Inc. will be filed by amendment on or before October 21, 2001.

     (b)  Pro Forma Financial Information. Pro forma financial information will be filed by amendment on or before October 21, 2001.

     (c)  Exhibits

EXHIBIT NUMBER	DESCRIPTION	LOCATION

10.16	Agreement and Plan of Reorganization by and among e-MedSoft.com, CDS Acquisition Corporation and Chartwell Diversified Services, Inc. dated August 6, 2001	Filed herewith electronically

10.17	Certificate of Designation of Series and Determination of Rights and Preferences for Series A Convertible Preferred Stock of e-MedSoft.com	Filed herewith electronically

10.18	Form of Warrant Agreement	Filed herewith electronically

10.19	Executive Employment Agreement between Registrant and Frank P. Magliochetti, Jr. dated August 6, 2001	Filed herewith electronically

10.20	Agreement and Plan of Merger among Chartwell Diversified Services and CDS Acquisition Corporation dated August 6, 2001	Filed herewith electronically

Item 8. Change in Fiscal Year

     Not Applicable

Item 9. Regulation FD Disclosure

     Not Applicable

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-MEDSOFT.COM

(Registrant)

Date: August 21, 2001	By:	/s/ John Andrews

Chief Executive Officer